Exhibit 10.3
LEASING AGREEMENT

The agreement, dated October 31, 2006 is by and between Washington Biotechnology (“Washington”), a Washington Corporation having a place of business in Seattle, WA, and AOB Biotech (“Tenant”) a Corporation having a place of business in Seattle, WA.

BACKGROUND

Washington occupies leased space including the Sixth and Seventh floors of 562 First Ave. S. Seattle, WA 98104 (the “Building”) as a result of a “master” lease agreement, the terms of which are incorporated into this agreement by this reference, between Washington and FB&P Partnership. Tenants desire to acquire use of a proportion of that space (the “Leased Space”), and the use of equipment residing in the Leased Space.

AGREEMENT

1.	TERM: This Agreement shall have a twelve-month term, beginning May 23, 2006.

2.
LEASED SPACE: The Leased Space covered under this Agreement is described as approximately 250 square feet in the office suite known as 562 First Ave. S. #700, Seattle, WA 98104. Included in the leased space is shared use of laboratories, conference room, animal facilities and cell culture laboratories comprising that proportion of the facility known as “shared space” on the 6th and 7th floors. Provision for the location of a desk, and other floor-mounted items, including equipment, not to exceed one-half of the available usable floor space, will be made for Tenant’s use. Tenant will have exclusive use of this space, which may be locked and secured against entry by third parties except for other Tenants requiring use of the space within #700 not leased by Tenant, and for persons making repairs or maintenance on a scheduled or unscheduled in the case of emergency, basis.

3.
CO-OCCUPANCY: Tenant’s reasonable incidental use of shared areas of the Sixth and Seventh floors of the Building exclusive of the Leased Space will not be so as to interfere with reasonable business requirements of Washington of other Sublessors.

4.
EQUIPMENT: Scientific equipment belonging to Washington, will be available for the reasonable use of Tenant. Exceptions to this are equipment dedicated to the sole use of the owner of that equipment for regulatory or other statutory reasons. This clause does not apply to the use of small items of personal-type equipment such as micropipers and the like, and does not cover disposable, expendable, or single-use items, or reagents, except by subsequent agreement between the Parties. No guarantee is made regarding any specific type of equipment, nor does Washington warrant the rendition or usability of any equipment available for the use of Tenant, Maintenance and or repair of such equipment is the responsibility of the user, and not Washington. Prior reservation for the use of individual items of equipment either verbal or written (e.g. a “Sign-up” sheet), may be required by the owner of the item of equipment. Equipment shall be used consistent with uses for which it is required by the owner (e.g. for FDA “GMP” purposes). Damage caused to equipment through negligence or other actions of Tenant will be remedied by the responsible party without delay, Equipment requiring service or repair arising through routine use will be serviced and paid for in proportion to the use of that equipment as a result of this agreement, or by subsequent agreement between the Parties.

5.
CONFIDENTIALITY, ETC: The Parties to this Agreement recognize the essentially confidential and proprietary nature of elements of each other’s business. Reasonable efforts will be made by the parties to this agreement to observe and protect the confidential and proprietary nature of other’s business. This Agreement may only be modified in writing. This represents the entire agreement between (LESSOR) and Washington.

6.
PAYMENTS: Tenant will pay to Washington the sum of $350 per month during the first year of the term of this agreement, due on the first day of the month covered under this Agreement. Tenant agrees to promptly reimburse Washington for any accidental damage caused by Tenant excepting normal wear and tear on the facility. Garbage collection, water, and electricity (but not telephone, internet, or other communications services) are provided under this lease; however, Tenant agrees to reimburse Washington under this agreement for a proportion of the cost of electrical service to the facility, prorated according to the square footage occupied by Tenant on either an exclusive or shared basis. Reimbursement for electrical charges will be invoiced and payable with the subsequent month’s rent. Tenant also agrees to reimburse Washington for a pro-rata share of common area charges, which include water usage, garbage collection, insurance, and other charges that are paid by all tenants of the building on a pro-rata basis.

7.
HOLD HARMLESS, ETC.: Tenant agrees to hold harmless Washington against claims arising out of Tenant’s course of business or use of Space or Equipment as provided for under this Agreement or otherwise. Washington agrees to hold harmless Tenant against claims arising out of Washington’s course of business or use of Space or Equipment as provided by this Agreement or otherwise. Tenant agrees to follow regulatory and safety guidelines applicable to the nature of the Tenant business. Washington agrees to lend reasonable assistance to Tenant to support Tenant business purposes. Tenant will obtain liability insurance or will reimburse Washington for its proportional share of insurance if named “additional insured” on Washington’s insurance. Washington will not be liable for performance under this Agreement where non-performance is caused by “Acts of God” or Force Majeure or other actions of third parties that may impair Washington’s performance under this lease. No warranties or guarantees, implicit or explicit, are extended by this Agreement in addition to those specifically stated herein. In the case of a dispute arising between the parties, excepting non-payment of rent or reimbursements called for by this lease, the parties agree to settle such dispute under the auspices of an accredited arbitration service agreeable to both. If agreement is not reached between the parties on an arbitration service, such dispute will be settled by binding arbitration by the American Arbitration Association in Seattle, WA. Costs of arbitration will be borne by the party substantially not prevailing in a proportion to be decided by the arbitrator. Reasonable and customary collection costs will be borne by debtor in the case of default under the terms of this Agreement or any arbitrated settlement of dispute will be borne by debtor and will be collected as part of such collection. Washington agrees to work with Tenant to maintain cleanliness of the Leased Space and the facility in general, and agrees to share reasonable costs of cleaning and maintenance of the facility.

For Washington Biotechnology

/s/ Stefan Paskell	17 May 2005
Stefan Paskell, President

For AOB Biotech

/s/ Eva Aw	17 May 2005
Eva Aw, President, Research